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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION
                                       OF
               SERIES B 10% REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                      SPATIALIZER AUDIO LABORATORIES, INC.


        Pursuant to Section 151 of the General Corporation Law ("GCL") of the State of Delaware, and the Bylaws of SPATIALIZER AUDIO LABORATORIES, INC., a Delaware corporation (the "Company"), we the undersigned, being President and Secretary, respectively, DO HEREBY CERTIFY, that the following resolution was duly adopted by the Board of Directors on December 24, 1999:

        RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation and Bylaws, the Board of Directors hereby provides for the issuance of a series of Preferred Stock of the Company consisting of 150,000 authorized shares which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations, or restrictions, set forth in such Certificate of Incorporation, and in addition thereto, the following:

        Section 1. Designation and Amount. The series of Preferred Stock hereby created shall be designated as the "Series B Preferred Stock", shall have a par value of $0.01 per share and the number of shares constituting the Series B Preferred Stock shall be 150,000 shares. The Series B Preferred Stock shall have a stated value of US$10.00 per share, with a 10% per annum dividend as set forth herein.

        Section 2. Rank. The Series B Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $0.01 per share ("Common Stock"),
(ii) prior to any class or series of capital stock of the Company hereafter created (unless such future class specifically, by its terms, ranks on parity with the Series B Preferred Stock), and (iii) junior to any class or series of capital stock of the Company created before the date hereof (including without limitation the Series A Preferred Stock of the Company), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        Section 3. Dividends. The Series B Preferred Stock will bear a 10% per annum cumulative dividend, payable out of assets legally available therefor, at the "Conversion Date" (as defined below) in cash or Common Stock at the "Conversion Price" (as defined below), at the Company's option. No dividends shall be paid on the Common Stock or any stock issued pursuant to Section 9 prior to the payment of dividends on Series B Preferred Stock.

        Section 4. Sinking Funding. No provisions shall be made for any sinking fund.


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        Section 5. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive an amount per share equal to the sum of (i) US$10.00 for each outstanding share of Series B Preferred Stock, plus (ii) an amount equal to all accrued and unpaid dividends which shall accrue through the Conversion Date (the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock on a pro rata basis.

               (b) Notwithstanding anything set forth above, holders of Series B Preferred Stock shall not be entitled to receive more than the Liquidation Preference in the event of any corporate reorganizations or any other transaction (or series of related transactions) that results in the transfer of more than fifty percent (50%) of the outstanding voting power of the Company, and such transactions shall not constitute a liquidation, dissolution, or winding up of the Company if the successor assumes that obligations of the Company with respect to the Series B Preferred Stock. A sale, conveyance, or other disposition of all or substantially all of the Company's assets, shall constitute a liquidation, dissolution or winding up within the meaning of this paragraph and shall entitle the holders of the Series B Preferred Stock to the Liquidation Preference, to the extent available above. The purchase or redemption by the Company of stock of any class, in any number permitted by law, for the purpose of this paragraph, shall not be regarded as a liquidation, dissolution or winding up of the Company.

        Section 6. Conversion. The record holders of this Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

               (a) Right to Convert.

                      (1) The holders may not convert shares of Series B Preferred Stock until December 29, 2000. On or after December 29, 2000, the holders shall have the right, subject to Section 6(a)(2) below, to convert, in whole or in part, shares of Series B Preferred Stock into shares of Common Stock based on the conversion price per share defined below (the "Conversion Price"). The number of shares of Common Stock to be issued to the holder upon conversion shall be determined by (i) multiplying the number of shares of Series B Preferred Stock to be converted by US$10.00, and (ii) dividing this product by the Conversion Price, provided, however, that the Company shall not issue to any holder a fraction of a share of Common Stock and shall instead round the number of shares of Common Stock issued up to the next whole share of Common Stock.

                      (2) Upon an election by a holder to convert shares of Series B Preferred Stock into shares of Common Stock, the Company shall have the right to pay cash to such holder in lieu of issuing shares of Common Stock. If the Company elects to pay cash rather than issuing shares of Common Stock, the Company shall pay to the


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holder US$10.00 for each share of Series B Preferred Stock that such holder had elected to convert to shares of Common Stock. The holder shall surrender the shares of Series B Preferred Stock to the Company for cancellation.

                      (3) The "Conversion Price" shall be determined on the Conversion Date, and shall equal Ninety percent (90%) of the average of the closing bid prices of Common Stock for the ten (10) consecutive trading days ending on the trading day immediately preceding the Conversion Date, provided, however, that the Conversion Price shall under no circumstances: (i) be lower than the average of the closing bid prices of Common Stock for the ten (10) consecutive trading days ending one (1) trading day prior to December 29, 1999 (the "Floor Price"); or (ii) be higher than 200% of the Floor Price (the "Ceiling Price"). The "closing bid price" shall mean the last bid price for Common Stock on the OTC Bulletin Board, as reported by any authoritative source acceptable to the Company.

                      (4) In the event of any stock split, reverse stock split, stock dividend, reclassification or similar event affecting the Common Stock (each an "Adjustment Transaction"), then both the Floor Price and the Ceiling Price shall be adjusted by multiplying them by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Transaction, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Adjustment Transaction.

               (b) Mechanics of Conversion. Conversion of the Series B Preferred Stock to Common Stock may be exercised by holder telecopying an executed and completed notice of conversion ("Notice of Conversion") to the Company, and delivering the original Notice of Conversion and the certificate representing the shares of Series B Preferred Stock to the Company by hand or by overnight courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the shares of Series B Preferred Stock (together with any certificates for replacement shares of Series B Preferred Stock not previously converted but included in the original certificate presented for conversion) to the holder via overnight courier within three (3) business days after the Company has received the original Notice of Conversion and certificate for the shares of Series B Preferred Stock being so converted. The Notice of Conversion and certificate representing the portion of the shares of Series B Preferred Stock converted shall be delivered as follows:

               To the Company:    Spatializer Audio Laboratories, Inc.
                                  20700 Ventura Blvd., Suite 140
                                  Woodland Hills, CA 91364-2357
                                  Attention:    Henry Mandell
                                  Telephone:    (818) 227-3370
                                  Facsimile:    (818) 227-9751

or to such other person at such other place as the Company shall designate to the holder in writing.


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               (c) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate(s), if mutilated, the Company shall execute and deliver new certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

               (d) Mandatory Conversion. The Series B Preferred Stock is subject to mandatory conversion after three (3) years from the Closing Date, at which time all shares of Series B Preferred Stock will automatically be converted upon the terms set forth in Section 6(a) at the Conversion Price in effect at such time. Mandatory conversion shall not occur in the event of the occurrence of one or both of the following at the time of such mandatory conversion: (x) the Company is unable, or admits in writing its inability, to pay its debts, or is not paying its debts generally as they come due, or has made any assignment for the benefit of creditors; or (y) the Company has commenced, or there has been commenced against the Company, any case, proceeding, or other action seeking to have an order for relief entered with respect to the Company, or to adjudicate the Company as a bankrupt or insolvent.

               (e) Reservation of Stock Issuable upon Conversion. As of the date hereof, the Company may not be able to reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series B Preferred Stock. The Company is currently organizing a stockholder meeting to increase the number of authorized shares of Common Stock of the Company, and has filed with the SEC prior to the date hereof a preliminary proxy statement in connection with such stockholder meeting. After such time as the Company has increased the number of authorized shares of Common Stock, it shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock at the Floor Price.

               (f) Conversion Adjustments.

                      (1) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or other property, then each holder of Series B Preferred Stock shall, upon being given at least ten (10) business days advance written notice of such transaction, thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as would have been issuable or payable with respect to or in


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exchange for the number of shares of Common Stock purchasable and receivable upon the conversion of Series B Preferred Stock held by such holder immediately prior to the merger, consolidation, exchange of shares, recapitalization or reorganization. Appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection unless (1) each holder of Series B Preferred Stock has been given at least ten (10) business days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities or other property as the holders of the Series B Preferred Stock would be entitled to receive pursuant to this Section 6(f).

                      (2) No Fractional Shares. If any adjustment under this Section would create a fractional share, or a right to acquire a fractional share, of any security, such fractional share shall be disregarded and the number of shares of such security issuable upon conversion shall be the next higher number of shares.

        Section 7. Voting Rights. The holders of the Series B Preferred Stock shall have no voting power whatsoever, except with respect to any amendment to the Company's Certificate of Incorporation which would have an adverse effect on the Series B Preferred Stock or as otherwise provided by the Delaware Corporation Laws.

        Section 8. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 6 hereof, or if the Company has elected to pay cash to such holder pursuant to Section 6(a)(2) in lieu of issuing shares of Common Stock, the shares of Series B Preferred Stock so converted (or for which cash was paid in lieu of conversion) shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

        Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

        Section 10. Restrictions on Trading. Each holder of Series B Preferred Stock shall agree that, during the ten (10) trading days immediately preceding the Conversion Date, it shall not, whether directly or indirectly: (i) buy or sell, or make or accept any offer to buy or sell, any shares of capital stock of the Company; or (ii) buy or sell, or make or accept any offer to buy or sell, any derivative security based on or relating to any capital stock of the Company (including without limitation options to buy or sell shares of capital stock of the Company). Each holder of Series B Preferred Stock shall also agree not to engage in any short sales of any shares of capital stock of the Company for so long as any of its shares of Series B Preferred Stock remain issued and outstanding. No holder of Series B Preferred Stock shall be entitled to convert its Series B Preferred


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Stock into Common Stock until ten (10) consecutive trading days have elapsed during which such holder has not engaged in any of the transactions prohibited by this Section 10.

                  [Remainder of Page Intentionally Left Blank]


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        IN WITNESS THEREOF, the Company has caused the undersigned to sign this
Certificate of Designation this 24th day of December, 1999.


                                 SPATIALIZER AUDIO LABORATORIES, INC.



                                 By:  /S/  Henry R. Mandell
                                    -------------------------------------
                                 Name:  Henry R. Mandell
                                 Title: Interim Chief Executive Officer
Attest:




By:  /S/  Henry R. Mandell
   ---------------------------
Name:   Henry R. Mandell
Title:  Secretary